UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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PharmaNetics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHARMANETICS, INC.

9401 Globe Center Drive

Morrisville, North Carolina 27560

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 27, 2004

To the shareholders of

PharmaNetics, Inc.

You are invited to attend the annual meeting of shareholders of PharmaNetics, Inc. to be held at our offices located at 9401 Globe Center Drive, Suite 140, Morrisville, North Carolina on Thursday May 27, 2004, at 10:30 a.m. for the following purposes:

1.	To elect a board of directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2004; and

3.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

The foregoing items are more fully described in the attached proxy statement.

The Board of Directors has fixed the close of business on April 8, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof. You may attend the meeting in person. However, to assure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting, even if you returned a proxy.

Our proxy statement and proxy are submitted herewith along with our Annual Report on Form 10-K for the year ended December 31, 2003.

IMPORTANT—YOUR PROXY IS ENCLOSED

Whether or not you plan to attend the meeting, please execute and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors

John P. Funkhouser,

President and Chief Executive Officer

Morrisville, North Carolina

April 28, 2004

PHARMANETICS, INC.

9401 Globe Center Drive

Morrisville, North Carolina 27560

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 27, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors of PharmaNetics, Inc., a North Carolina corporation, for use at our annual meeting of shareholders to be held at 9401 Globe Center Drive, Suite 140, Morrisville, North Carolina, at 10:30 a.m. on Thursday, May 27, 2004, and any adjournments thereof. We will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of our principal executive offices is 9401 Globe Center Drive, Suite 140, Morrisville, North Carolina 27560. Copies of this proxy statement and accompanying proxy card were mailed to shareholders on or about April 30, 2004.

Revocability of Proxies

You may revoke your proxy at any time before it is voted by giving a later proxy or written notice to us (Attention: John Funkhouser, Chief Executive Officer), or by attending the meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted: (i) FOR the election of the nominees for director identified below; (ii) FOR ratification of the appointment of PricewaterhouseCoopers LLP, Raleigh, North Carolina, as our independent auditors for the year ending December 31, 2004; and (iii) in the discretion of the proxies with respect to any other matters properly brought before the shareholders at the meeting.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting but will not be counted in tabulation of votes cast on proposals presented at the meeting. While there is no definitive statutory or case law authority in North Carolina with regard to these matters, we believe that our intended treatment of abstentions and broker non-votes at the meeting is appropriate.

Record Date

Only the holders of record of our Common Stock, Series A Preferred Stock and Series B Preferred Stock at the close of business on the record date, April 8, 2004, are entitled to notice of and to vote at the meeting. On the record date, 10,068,246 shares of Common Stock, 65,000 shares of Series A Preferred Stock and 103,508 shares of Series B Preferred Stock were outstanding. Shareholders will be entitled to one vote for each share of Common Stock, 10 votes for each share of Series A Preferred Stock and approximately 14.04 votes for each share of Series B Preferred Stock held on the record date.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors constituting the Board of Directors shall be no less than one and no more than nine. There are currently five directors serving on the board and the number authorized for election at the meeting is five, four of whom are to be elected by the holders of common stock and preferred stock, voting together as one class, and the other of whom shall be elected by the holders of Series B preferred stock voting as a separate class. Therefore, five directors are to be elected to serve for one year, until the election and qualification of their successors, and it is intended that proxies, except as directed otherwise, will be voted FOR all of the management nominees and the Series B designee named below. If any nominee or designee is unable or declines to serve as a director at the time of the meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. It is not anticipated that any nominee or designee listed below will be unable or will decline to serve as a director. Under our Bylaws, shareholders desiring to nominate a person for election at the meeting were required to give notice to us by April 7, 2004. Because no timely notice has been received, shareholder nominations will not be permitted for this year’s meeting. None of the nominees is related by blood, marriage or adoption to any other nominee or any of our executive officers.

Names of Management Nominees	Age	Director Since
John P. Funkhouser	50	1993
John K. Pirotte.	54	1996
Stephen R. Puckett	51	1996
James B. Farinholt, Jr.	69	2000

Name of Nominee Designated by the Series B Preferred Stockholders
Richard M. Johnston.	69	2003

John P. Funkhouser was elected our President, Chief Executive Officer and a director in October 1993. Before his employment with PharmaNetics, Mr. Funkhouser was a General Partner with Hillcrest Group, a venture capital firm, and worked for over nine years in managing venture capital portfolio companies. Mr. Funkhouser holds a B.A. from Princeton University and an M.B.A. from the University of Virginia.

John K. Pirotte, age 54, has been President of Axxiom Manufacturing, Inc., a privately held manufacturer of air blast equipment since 2003. He has also been Chairman and Chief Executive Officer of CORPEX Technologies Inc., a privately held company that develops and markets surface active chemical technology, since 1990 and President of Matrix Surface Technologies Inc., a privately held company that develops and markets mechanical surface treatment technologies, since 1997. Mr. Pirotte also was President and Chief Operating Officer of Teleion Wireless, Inc., a privately held wireless data communications company, from August 2000 to March 2002. He is a member of the Board of Directors of Digital Recorders, Inc. a NASDAQ listed company (symbol TBUS) that manufactures and sells advanced technology products to the transportation industry. He is a founding director of North Carolina Enterprise Corp., a venture capital fund. Mr. Pirotte holds a B.A. degree from Princeton University and an M.S. from New York University Graduate School of Business Administration.

Stephen R. Puckett is Chairman of the Board of Directors of MedCath Incorporated, a provider of cardiology and cardiovascular services that he founded in 1988. He also formerly served as President and Chief Executive Officer of Medcath. He is also Chairman of the Board of Hospital Partners of America, Inc. He has also served as Executive Vice President and Chief Operating Officer of the Charlotte Mecklenburg Hospital Authority. Mr. Puckett holds a B.S. and an M.S. in Health Management from the University of Alabama.

Richard M. Johnston serves on the Board of Managers, is the Chairman and Executive Vice President of Camden Partners, Inc., and Chairman and Chief Executive Officer of Camden Partners Holdings L.L.C. Mr.

Johnston joined Camden Partners in 2000. Previously, Mr. Johnston was Vice President—Investments and a Director of The Hillman Company where he was employed since 1961. The Hillman Company is an investment holding company with diversified operations. Mr. Johnston is a director of several private companies, including Medivance, Inc., Webmedx, Inc., Atricure, Inc., Masterplan, and Lombard Medical plc. He was Chairman of the Board of The Western Pennsylvania Hospital from 1979 to 1999, The Western Pennsylvania Healthcare System from 1984 to 2000, and the West Penn Allegheny Health System from inception in 2000 to 2002. Mr. Johnston holds a B.S. degree from Washington and Lee University and a M.B.A. from The Wharton Graduate School, University of Pennsylvania.

James B. Farinholt, Jr. is a Managing Director of Tall Oaks Capital Partners, LLC, which manages an investment fund focused on businesses primarily in information technology and the life sciences. Mr. Farinholt retired in 2002 as Special Assistant to the President for Economic Development of Virginia Commonwealth University (“VCU”), advising on campus expansion and commercialization of scientific discoveries. He is a member of the Board of Directors of the VCU Intellectual Properties Foundation. He is also a member of the Board of Directors of Owens & Minor, a public company that is the nations largest distributor of brand name hospital supplies. Mr. Farinholt holds a B.S. from Hampden-Sydney College.

Board Nomination, Representation and Observation Rights

In connection with our sale of approximately $17.4 million of common stock to Bayer Diagnostics in 2001, Bayer agreed to vote its shares in accordance with the recommendation of our Board related to its slate of board nominees and related to any non-company sponsored shareholder proposal that is opposed by the Board. In addition, we agreed to include in the slate of nominees recommended by us for election as directors at each annual meeting one person designated by Bayer and reasonably acceptable to the Company. Last year’s Board nominee designated by Bayer and approved by us was Frances L. Tuttle. Ms. Tuttle resigned from the Board during 2003 and Bayer has not designated a replacement nominee for election this year. Bayer retains the right to name a nominee in the future.

In connection with our $9.5 million Series B preferred stock private placement completed in May 2003, we agreed that so long as 20% of the shares of Series B preferred stock issued at closing remain outstanding, the holders thereof shall be entitled to elect, at a meeting of such shareholders or by written consent in lieu thereof, one member of our Board of Directors. Pursuant to these rights, Mr. Johnston was appointed to our Board in May 2003 and has been designated by the holders of Series B preferred stock for election by them to the Board at the meeting. In addition, the holders of Series B preferred stock have the right to designate one person to attend all meetings of our Board of Directors and committee meetings thereof to the extent practicable, in each case as an observer. The Series B holders have not yet exercised these Board observation rights.

Information Concerning the Board of Directors and Committees

The business of the Company is conducted under the general management of the Board of Directors as provided by the laws of North Carolina and our Bylaws. During the year ended December 31, 2003, the Board of Directors held ten formal meetings, excluding actions that were taken by unanimous written consent during the year. Each member of the board attended at least 75% of the 2003 meetings of the Board of Directors and Board committees of which he or she was a member.

The Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

Audit Committee.    The Audit Committee currently consists of Messrs. Pirotte and Farinholt. The Audit Committee held five formal meetings during 2003 to discuss quarterly results and the year-end audit with our auditors. The Audit Committee is comprised solely of directors who meet all the independence standards for audit committee members as set forth in the listing standards of the Nasdaq SmallCap Market System. The Board has designated and determined the qualification of Mr. Pirotte as the “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Audit Committee is governed by a written charter adopted by the Board of Directors. The Audit Committee makes recommendations to the Board of Directors concerning its review of our internal controls and disclosure controls, our accounting system and the annual audit, and regarding the selection of and authorization for the payment of fees to our independent auditors. See the “Report of the Audit Committee” below.

Compensation Committee.    The Compensation Committee currently consists of Messrs. Pirotte, Puckett and Farinholt. The Compensation Committee is comprised solely of directors who meet all the independence standards for compensation committee members as set forth in the listing standards of the Nasdaq SmallCap Market System. The Compensation Committee recommends employee salaries and incentive compensation to the Board of Directors and administers our stock option plans. During 2003, the Compensation Committee held three meetings. See the “Report of the Compensation Committee” below.

Governance and Nominating Committee.    The Governance and Nominating Committee, which was formed during 2003, has two members, Mr. Farinholt and Mr. Johnston. The Governance and Nominating Committee is comprised solely of directors who meet all the independence standards for committee members as set forth in the listing standards of the Nasdaq SmallCap Market System. The Governance and Nominating Committee has established a written charter. This committee’s role is to (1) recommend the Board director nominees for each committee (2) oversee the governance of the company, including recommending to the Board corporate governance guidelines for the company (3) lead the Board in its annual review of the Board’s performance and (4) assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of shareholders.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Committee will consider, among other things, relevant management and/or industry experience; values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to the guidelines set forth in the listing standard of the Nasdaq SmallCap Market System; ability and willingness to undertake the requisite time commitment to Board functions; and an absence of conflicts of interest with the Company. The Committee will employ a variety of methods for identifying and evaluating nominees for director, including the need for expertise on the Board, and will consider candidates that come to the Committee’s attention through current Board members, professional search firms, shareholders or other persons. The Committee will consider candidates recommended by our shareholders. Following verification of the shareholder status of persons proposing candidates, the Committee will perform an analysis, using the criteria stated above, of the qualifications of the candidate recommended in determining whether the candidate is qualified for service on the Board.

Although we do not have a formal policy with regard to Board members’ attendance at annual meetings, we encourage our directors to attend them. At the 2003 annual meeting, Messrs. Funkhouser, Farinholt, Pirotte and Johnston were in attendance.

Vote Required

The four nominees receiving the highest number of affirmative votes of the shares of common stock and preferred stock present or represented and entitled to be voted at the meeting, voting together as one class, together with the one Series B designee receiving the highest number of affirmative votes of the shares of Series B preferred stock present or represented and entitled to vote at the meeting, shall be elected as our directors.

The Board of Directors has unanimously approved and recommends that you vote “FOR” the election of the management nominees and the Series B designee listed above.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has appointed the firm PricewaterhouseCoopers LLP (“PWC”), Raleigh, North Carolina, to serve as our independent auditors for the year ending December 31, 2004, and recommends that the shareholders ratify such action. Shareholder ratification of the selection of PWC as our independent auditors is not required by our bylaws or otherwise. However, the Board is submitting the selection of PWC to our shareholders for ratification as a matter of good corporate practice. If the appointment of PWC is not ratified by the shareholders, the Board of Directors will reconsider its selection. PWC has audited our accounts since 1994 and has advised us that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries in any capacity other than that of serving as independent auditors. Representatives of PWC are expected to attend the Meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

Fees Paid to Independent Auditors

For the years ended December 31, 2003 and 2002, PWC, our independent auditors, performed professional services for us. The professional services provided by PWC and the fees billed for those services are set forth below.

Audit Fees

PWC billed us aggregate fees of $80,000 and $70,000 for professional services rendered for the audit of our annual financial statements for fiscal years 2003 and 2002, respectively, and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of fiscal years 2003 and 2002.

Audit-Related Fees

PWC billed us aggregate fees for assurance and related services that were reasonably related to the audit or review of our financial statements for fiscal 2003, and which are not included in the amounts disclosed above under the caption “Audit Fees,” of $17,500. These fees resulted primarily from services rendered in connection with the preparation, filing and SEC review of our registration statement related to our Series B preferred stock offering. No such fees were billed during 2002.

Tax Fees

The aggregate fees billed to us by PWC for tax services for fiscal years 2003 and 2002 were $16,820 and $15,960, respectively. The fees for tax services related to federal and state tax preparation assistance, tax compliance and general tax consulting.

All Other Fees

PWC did not provide, or bill us for, services during fiscal 2003 and 2002 other than as described above.

The Audit Committee of the Board of Directors considered these activities to be compatible with the maintenance of PWC independence.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the Meeting shall constitute ratification of the appointment of PWC.

The Board of Directors has unanimously approved and recommends a vote “FOR” the ratification of the appointment of PWC as our independent auditors for the year ending December 31, 2004.

OTHER INFORMATION

Principal Shareholders

The following table sets forth certain information regarding the ownership of shares of our common stock, Series A preferred stock and Series B preferred stock as of the record date by (1) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, Series A preferred stock or Series B preferred stock, (2) each of our current directors, (3) each of our Chief Executive Officer and the only two most highly compensated executive officers other than the Chief Executive Officer whose cash compensation for the year ended December 31, 2003 exceeded $100,000 (collectively, the “Named Executive Officers”), and (4) all of our current directors and executive officers as a group. As of the record date, we had 10,068,246 shares of common stock, 65,000 shares of Series A preferred stock and 103,508 shares of Series B preferred stock outstanding. Each share of Series A preferred stock is currently convertible into 10 shares of common stock and each share of Series B Preferred Stock is currently convertible into 16.667 shares of common stock. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock and preferred stock indicated. Share ownership in the case of common stock includes shares issuable upon conversion of Series A preferred stock and upon exercise of outstanding options and warrants that may be exercised within 60 days after the record date for purposes of computing the percentage of common stock owned by such person but not for purposes of computing the percentage owned by any other person. Percentage voting power is calculated assuming the common stock, Series A preferred stock and Series B preferred stock vote together as one class with each share of common stock entitled to one vote, each share of Series A preferred stock entitled to 10 votes and each share of Series B preferred stock entitled to approximately 14.04 votes (even though each share of Series B preferred stock is convertible into 16.667 shares of common stock).

	Common Stock			Series A Preferred Stock		Series B Preferred Stock		% of Total Voting Power
	Number of Shares		Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Bayer Corporation	2,050,000		20.4%	—	—	—	—	16.8%
63 North Street
Medfield, MA 02052

Camden Partners(6)	1,190,407	(7)	10.6%	—	—	55,103	53.2%	7.5%
One South Street, Suite 2150
Baltimore, MD 21202

Joseph H. Sherrill, Jr	498,715	(1)	5.6%	6,000	9.2%	—	—	4.6%
1510 Stickney Point Road
Sarasota, FL 34231

Elliot Bossen	155,008	(2)	1.5%	10,000	15.4%	—	—	1.1%
3100 Tower Boulevard, #1104
Durham, NC 27707

Leonardo, L.P.	310,016	(3)	3.0%	20,000	30.8%	—	—	2.2%
245 Park Avenue
New York, NY 10167

AIG Sound Shore Funds(4)	206,386	(5)	2.0%	6,500	10.0%	5,943	5.7%	1.3%
1281 East Main Street, 3rd Floor
Stamford, CT 06902

Baystar Capital II LP	233,421	(8)	2.3%	—	—	10,805	10.4%	1.5%
80 E Sir Francis Drake Blvd., Suite 2B
Larkspur, CA 94939

	Common Stock			Series A Preferred Stock		Series B Preferred Stock		% of Total Voting Power
	Number of Shares		Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class

Capital Ventures International(4)	140,053	(9)	1.4%	—	—	6,483	6.3%	*
425 California Street, Suite 1100
San Francisco, CA 94104

Crestview Capital(4)	175,070	(10)	1.7%	—	—	8,104	7.8%	1.1%
95 Revere Drive, Suite F
Northbrook, IL 60062

Mainfield Enterprises	112,036	(11)	1.1%	—	—	5,186	5.0%	*
660 Madison Ave., 18th Floor
New York, NY 10019

Omicron Master Trust	116,702	(12)	1.1%	—	—	5,402	5.2%	*
810 Seventh Ave.
New York, NY 10019

Smithfield Fiduciary LLC	140,053	(13)	1.4%	—	—	6,483	6.3%	*
9 West 57th Street, 27th Floor
New York, NY 10019

John P. Funkhouser	420,110	(14)	4.0%	—	—	—	—	*

Stephen R. Puckett	29,000	(15)	*	—	—	—	—	*

John K. Pirotte	28,000	(15)	*	—	—	—	—	*

James B. Farinholt, Jr.	21,500	(16)	*	—	—	—	—	*

Richard M. Johnston	1,195,407	(17)	10.6%	—	—	55,103	53.2%	7.6%

All current executive officers and directors as a group (6 persons)	1,717,767	(18)	14.6%	—	—	55,103	53.2%	11.9%

*	Less than one percent
(1)	As reported in the Schedule 13G dated January 20, 2004 filed with the SEC by Joseph H. Sherrill Jr. Includes 60,000 shares of common stock issuable to Mr. Sherrill upon conversion of shares of Series A Preferred Stock and a warrant to purchase 12,000 shares of Common Stock.
(2)	Consists of: (a) 35,008 shares of Common Stock and (b) 100,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 20,000 shares of Common Stock issuable upon exercise of a warrant.
(3)	Consists of: (a) 70,016 shares of Common Stock and (b) 200,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 40,000 shares of Common Stock issuable upon exercise of a warrant.
(4)	Consists of separate but affiliated limited partnerships or companies.
(5)	Consists of 65,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock, 99,052 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 42,334 shares of Common Stock issuable upon exercise of warrants.
(6)	Consists of Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P., two affiliated investment funds for which Mr. Johnston, one of our directors, is a managing member of the general partner.
(7)	Consists of 866,974 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 256,773 shares of Common Stock issuable upon exercise of warrants held by Camden Partners Strategic

Fund II-A, L.P. and 51,428 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 15,232 shares of Common Stock issuable upon exercise of warrants held by Camden Partners Strategic Fund II-B, L.P.

(8)	Consists of 180,087 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 53,334 shares of Common Stock issuable upon exercise of warrants.
(9)	Consists of 108,052 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 32,001 shares of Common Stock issuable upon exercise of warrants.
(10)	Consists of 135,069 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 40,001 shares of Common Stock issuable upon exercise of warrants.
(11)	Consists of 86,435 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 25,601 shares of Common Stock issuable upon exercise of warrants.
(12)	Consists of 90,035 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 26,667 shares of Common Stock issuable upon exercise of warrants.
(13)	Consists of 108,052 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 32,001 shares of Common Stock issuable upon exercise of warrants.
(14)	Includes 395,410 shares underlying options.
(15)	Includes 22,000 shares underlying options.
(16)	Includes 20,000 shares underlying options.
(17)	Includes: (i) 5,000 shares underlying options; and (ii) the 1,190,407 shares of Common Stock beneficially owned by Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P. Mr. Johnston is a managing member of the general partner to these two funds and, as such, may be deemed the indirect beneficial owner of these shares to the extent of his pecuniary interest therein. Mr. Johnston disclaims beneficial ownership of these shares, except to the extent of his indirect pecuniary interest therein.
(18)	Includes shares referenced in footnotes (14) through (17).

Compensation of Executive Officers

Summary Compensation.

The following table reflects all cash and noncash compensation paid by us to the Named Executive Officers for their services in all capacities during the years ended December 31, 2003, 2002 and 2001:

	Annual Compensation			Long-Term Compensation Awards		All Other Compensation

Name and Principal Position	Year	Salary	Bonus	Options/SARs
John P. Funkhouser,	2003	$280,000	$—	$—		$26,475	(4)
President, Chief Executive Officer	2002 2001	250,000 250,000	30,000 25,000	238,762 —	(3)	24,175 9,375	(5) (6)

Michael D. Riddle, Vice President, Sales, Marketing & Business Development(1)	2003 2002 2001	189,231 175,000 170,654	— 25,000 8,500	— 62,973 —	(7)	20,138 20,738 13,575	(8) (9) (10)

James A. McGowan, Vice President, Chief Financial Officer(2)	2003 2002 2001	153,846 200,000 200,000	— 35,000 15,000	— — —		19,499 33,713 25,665	(11) (12) (13)

(1)	Mr. Riddle resigned from the company in November 2003.
(2)	Mr. McGowan resigned from the company in June 2003.
(3)	Does not represent a new grant, but rather an extension of the term of prior grants otherwise scheduled to expire in 2004. The exercise price of the extended options was not changed.

(4)	Consists of car allowance of $4,600 and $21,875 vesting in contributions to the Supplemental Executive Retirement Plan
(5)	Consists of car allowance of $2,300 and $21,875 vesting in contributions to the Supplemental Executive Retirement Plan
(6)	Consists of vesting in contributions to the Supplemental Executive Retirement Plan
(7)	Includes options for the purchase of 22,973 shares that do not represent a new grant, but rather the extension of the term of prior grants otherwise scheduled to expire in 2004 and 2005.
(8)	Consists of car allowance of $7,200 and $12,938 vesting in contributions to the Supplemental Executive Retirement Plan
(9)	Consists of car allowance of $7,800 and $12,938 vesting in contributions to the Supplemental Executive Retirement Plan
(10)	Consists of car allowance of $7,200 and $6,375 vesting in contributions to the Supplemental Executive Retirement Plan
(11)	Consists of apartment lease of $8,520, car allowance of $1,675, $1,804 in 401k matching contributions and $7,500 vesting in contributions to the Supplemental Executive Retirement Plan
(12)	Consists of apartment lease of $17,040, $1,673 in 401k matching contributions and $15,000 vesting in contributions to the Supplemental Executive Retirement Plan
(13)	Consists of apartment lease of $17,040, $1,125 in 401k matching contributions and $7,500 vesting in contributions to the Supplemental Executive Retirement Plan

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values.

There were no option grants to the Named Executive Officers in 2003. The following table sets forth information concerning option exercises during 2003 and option holdings as of December 31, 2003 by the Named Executive Officers.

Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003(1)
Name			Exercisable(2)	Unexercisable(2)	Exercisable(2)	Unexercisable(2)
John P. Funkhouser	—	—	395,410	50,000	$260,251	$—
Michael D. Riddle	22,973	$15,162	0	0	—	—
James A. McGowan	—	—	0	0	—	—

(1)	Calculated by subtracting the exercise price from $1.88, the closing price of our Common Stock as reported by the Nasdaq SmallCap Market on December 31, 2003, the last business day of the fiscal year ended December 31, 2003, and multiplying the difference by the number of shares underlying each option.
(2)	The first number represents the number or value (as called for by the appropriate column) of exercisable options; the second number represents the number or value (as appropriate) of unexercisable options

Equity Compensation Plan Information

The following table provides information as of December 31, 2003 on all our equity compensation plans currently in effect.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options or warrants	Weighted-average exercise price of outstanding options or warrants	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:
1994 and 1995 Stock Option Plans	1,110,069	$5.20	589,326
Equity compensation plans not approved by shareholders:
Warrants issued to Series A and B preferred stock placement agents	43,933	$8.18	0

Total	1,154,002	$5.31	589,326

The warrants to purchase 41,933 shares of our common stock issued to our Series A and Series B preferred stock placement agents were not required to be, and were not, approved by our shareholders. These warrants were issued as compensation to the placement agents for our Series A and Series B preferred stock offerings completed in February 2000 and May 2003, respectively. The warrants have standard price-based antidilution protection for issuances at less than fair market value.

Employment Contracts and Termination of Employment and Change of Control Arrangements

In the interest of promoting organizational stability in the context of a potential acquisition or change of control, we entered into a change of control agreement with Mr. Funkhouser in October 1997. Under this agreement, if Mr. Funkhouser resigns or his employment by the Company is terminated for any reason within two years following a change of control of the Company, he is entitled to receive a severance payment from the company, payable in full and in cash within 30 days, equal to two times the total compensation paid by the company to Mr. Funkhouser, including all wages, salary, bonuses and incentive compensation, during the twelve months preceding the year in which the severance obligation becomes payable.

In July 2003, we entered into a transitional employment agreement with Mr. McGowan, pursuant to which we engaged him to render, at our request, services as we deemed necessary in order to maintain continuity with customers and contacts. The term of the transitional agreement was for three months. Pursuant to this agreement, Mr. McGowan waived certain severance benefits under his original employment letter agreement and we agreed to pay him $16,667 per month during the 3-month transition period.

In October 2003, we entered into a consulting agreement with Mr. Riddle, pursuant to which we engaged him to render, at our request, consulting and advisory services in order to maintain continuity of relationships with customer and contacts and to be available to assist with our litigation against Aventis. The term of the consulting agreement is one year, commencing on December 1, 2003. Pursuant to this agreement, we agreed to pay Mr. Riddle $50,000 for his continued employment through November 30, 2003 and $50,000 for his consulting services during the remainder of the consulting term.

In April 2004, we entered into a new employment agreement with Mr. Funkhouser to continue his employment as our Chief Executive Officer for a term of one year, subject to automatic one-year renewals so long as we continue to have shares of common stock registered under Section 12 of the Securities Act of 1933. Mr. Funkhouser will receive as compensation thereunder a base salary of $170,000 per year and such other benefits as he has received during his employment with us and as are provided from time to time to our other executive employees, if any. During the term of this agreement, or any renewal thereof, unless Mr. Funkhouser is terminated for cause or due to death or disability or his voluntary termination, we cannot terminate his employment and are required to continue to pay him his then-current base salary for the remainder of the term.

Supplemental Executive Retirement Plan

Effective February 21, 2001, the Company implemented a non-qualified Supplemental Executive Retirement Plan, or SERP. All executive officers of the Company are eligible for the plan. SERP agreements have been entered into with each of Messrs. Funkhouser, Riddle and McGowan. The SERP is a non-qualified, unfunded, deferred compensation plan in which each participant’s account is represented by an unsecured promise by us to pay future benefits. Provided the participant continues to be a full-time employee, we have agreed to provide credits to each participant’s account, the timing and amount to be determined by the Board of Directors in its sole discretion. Each allocation of these credits vests ratably on a quarterly basis over a four-year period. The account balance equals the aggregate of all allocations adjusted for investment gain or loss (as determined by the return on the investments selected by the participant and approved by the Company), less any distributions made to a participant or his beneficiaries. Each participant may make investment suggestions for his account, but the investment decision for each account is in our sole discretion. Each participant, or his beneficiaries, is entitled to receive an amount equal to his vested account balance if the participant terminates employment. Each participant, or his beneficiaries, is entitled to receive an amount equal to his total account balance (vested and unvested) if: (1) the participant suffers a disability while a full-time employee of the Company (2) the participant dies while a full-time employee of the Company, or (3) the participant is a full-time employee at his normal retirement date, defined as the first day of the calendar month following the month in which the participant retires from service on or after he reaches age 65. In addition, upon a change in control, the participant would also receive a payment of nine times the sum of (1) all contributions made to the participant’s deferral account balance (vested and unvested and disregarding investment gains and losses) as of the date of the change of control and (2) $50,000 for Mr. Funkhouser and $30,000 for each of Mr. Riddle and Mr. McGowan. For the year ending December 31, 2003, the Board of Directors allocated to Mr. Funkhouser’s account $95,175 and to Mr. Riddle’s account $34,870. Future participation in the SERP terminated for Messrs. Riddle and McGowan effective immediately upon their terminations of employment in 2003; provided, however, their vested account balances will become payable to each of them on the one year anniversary of their employment termination dates and they remain eligible to receive their change in control payment (as described above) during this one-year tail period.

Compensation of Directors

Directors who are also employees receive no compensation for serving on the Board. Each of our non-employee directors receives a retainer of $5,000 per year, $2,000 per Board meeting, $1,000 per committee meeting and $500 per telephonic meeting that he or she attends. In 2003, each non-employee director who was also not then an affiliate of the company received a non-qualified option grant of 5,000 shares of common stock upon re-election to the Board. We reimburse all directors for expenses incurred to attend Board meetings.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors, consisting entirely of non-employee “independent” directors, approves all policies under which compensation is paid or awarded to our executive officers. The Committee is currently composed of Messrs. Pirotte, Puckett and Farinholt. The Committee also administers our stock plans.

Neither the material in this report nor the performance graph included in this proxy statement under the heading “ —Performance Graph” (the “Performance Graph”) is soliciting material, is or will be deemed filed with the SEC or is or will be incorporated by reference in any filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Compensation Philosophy.    Our executive compensation program has three objectives: (1) to align the interests of the executive officers with the interests of our shareholders by basing a significant portion of an executive’s compensation on the company’s performance; (2) to attract and retain highly talented and productive executives; and (3) to provide incentives for superior performance by our executives. To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options and the allocation of credits to the SERP. These compensation elements are in addition to the general benefits programs which are offered to all of our employees.

Each year, the Committee reviews our executive compensation program. In deciding base salary levels, incentive payments and granting of stock options, the Committee obtains from the Chief Executive Officer recommendations on senior executives. The Compensation Committee meets privately as necessary, without the presence of management (including the Chief Executive Officer), to determine compensation for executive officers. In reviewing recommendations, the Committee uses compensation survey data prepared by outside consultants to study the compensation packages for executives of comparable companies. The Committee assesses the competitiveness of our executive compensation program and reviews our financial, operational and overall performance for the previous fiscal year. For compensation paid to the Chief Executive Officer and other Named Executive Officers in 2003, no reference was made to the data for comparable companies included in the Performance Graph.

Each element of our executive compensation program is discussed below.

Base Salaries.    The Committee annually reviews the base salaries of our executive officers. The base salaries for our executive officers for fiscal 2003 were established by the Committee at the beginning of that fiscal year. In addition to considering the factors listed in the foregoing section that support our executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of our historic and recent financial and operational performance and the individual’s contribution to that performance, the individual’s performance on non-financial goals and other contributions of the individual to our success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance target.

Incentive Compensation.    Cash bonuses established for executive officers are intended to motivate the individual to work hard to achieve our financial and operational performance goals or to otherwise incent the individual to aim for a high level of achievement on our behalf in the coming year. In 2003, no cash bonuses were paid to our executive officers.

Long-Term Incentive Compensation.    Our long-term incentive compensation plan includes stock plans and a supplemental executive retirement plan, or SERP. Each year the Committee considers granting awards under our stock option plan. The Committee’s decision to grant stock options is discretionary and largely determined by individual performance, strategic accomplishments, the degree to which an incentive for long-term performance would benefit us, as well as the number of shares and options already held by the executive officer. Option grant decisions may also be based upon outstanding individual performance, job promotions and the assumption of greater responsibility within our organization. All executives are eligible to participate in our stock plans and senior executive officers are eligible to participate in the supplemental executive retirement plan. We believe that placing a portion of our executives’ total compensation in the form of stock or stock options achieves three objectives. It aligns the interest of our executives directly with those of our shareholders, gives executives a significant long-term interest in our success and helps us retain key executives. Options generally vest over four years based on continued employment. It is the Committee’s policy to grant options at fair market value unless particular circumstances warrant otherwise.

Benefits.    We believe that we must offer a competitive benefits program to attract and retain key executives. During fiscal 2003, we provided the same medical and other benefits to our executive officers that are generally available to our other employees.

Compensation of the Chief Executive Officer.    The Chief Executive Officer’s compensation is based on the same elements and measures of performance as is the compensation for our other executive officers. The Committee approved a base salary for Mr. Funkhouser for fiscal 2003 of $280,000 based on the same factors as were considered in determining the base salaries of the other executive officers. In light of the fact that we have ceased substantially all of our operations effective in March 2004 and are now focused almost exclusively on selling our assets and pursuing the litigation against Aventis, Mr. Funkhouser’s base salary for fiscal 2004 has been set at $170,000. No cash bonus was paid to Mr. Funkhouser in 2003.

Section 162(m) of the Code.    It is the responsibility of the Committee to address the issues raised by Section 162(m) of the Code. This Section makes certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies. All current executive compensation is fully deductible.

Submitted by:	THE COMPENSATION COMMITTEE

Stephen R. Puckett—Chairman

John K. Pirotte

James B. Farinholt, Jr.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are currently Messrs. Pirotte, Puckett and Farinholt. Messrs. Pirotte, Puckett and Farinholt were not at any time during the fiscal year ended December 31, 2003 or at any other time an officer or employee of the company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Report of the Audit Committee

The Audit Committee is currently composed of two directors who are “independent,” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules. The members also meet the independence requirements under SEC rules regarding audit committees. The Audit Committee operates under a written charter previously approved by the Board of Directors and performs the functions described therein. The Board has determined that John Pirotte qualifies as an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K.

The Audit Committee reviews our company’s financial reporting process on behalf of our board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and procedures for financial reporting. In this context, the audit committee met quarterly during 2003 and held discussions with management and PWC, our independent auditors, regarding these matters. Management represented to the audit committee that our company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our company as of and for the periods presented in the financial statements.

During its meetings with management and PWC, the Audit Committee reviewed and discussed, among other things:

•	the appointment of PWC as our independent auditors,

•	the impact of the Sarbanes-Oxley Act of 2002 and related corporate governance proposals, including the certifications required to be made by our Chief Executive Officer and Chief Financial Officer,

•	management evaluations of the internal controls and disclosure controls and procedures that we have adopted,

•	the annual external audit plan including risk assessments, and

•	our significant accounting policies.

The Audit Committee met in private sessions with PWC. During the private sessions, the Audit Committee confirmed that the independent auditors were satisfied with the positions taken by management in the presentation of our financial results and the independent auditors confirmed that there were no matters regarding our internal controls requiring communication to the Audit Committee under generally accepted auditing standards. In March 2004, management and PWC reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 with the Audit Committee, together with our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion included among other things:

•	critical accounting policies and practices used in the preparation of our financial statements,

•	any significant audit adjustments proposed by the independent auditors,

•	the use of and reliance upon estimates to make annual determinations of impairment of long-lived assets,

•	confirmation that there were no matters of significant disagreement between management and the independent auditors during the audit, and

•	other matters required to be discussed by Statements of Auditing Standards.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2003.

The Audit Committee has also discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 90, (Audit Committee Communications). The Audit Committee has received the written disclosures and confirmation from PWC required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with PWC their independence.

Submitted by:	THE AUDIT COMMITTEE

John K. Pirotte—Chairman

James B. Farinholt, Jr.

This audit committee report shall not be deemed filed with the SEC or incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

Performance Graph

The following graph shows a comparison of cumulative total shareholder returns for PharmaNetics, the CRSP Total Market Return Index of the NASDAQ Stock Market, the CRSP NASDAQ Pharmaceutical Stocks Total Return Index and the CRSP NASDAQ Medical Devices, Instruments and Supplies Manufacturers Total Return Index. (The “CRSP” is the Center for Research in Securities Prices at the University of Chicago.)

(1)	Assumes $100 invested on January 1, 1999 in each of the Company’s Common Stock, the Nasdaq CRSP Total Market Return Index, the Nasdaq Pharmaceutical Stocks Total Return Index (the “Pharmaceutical Index”) and the NASDAQ Medical Devices, Instruments and Supplies Manufacturers Total Return Index (the “Medical Device Index”). We have previously used the Pharmaceutical Index as our published industry or line-of-business index for comparison purposes. We intend to continue to disclose comparisons with the Medical Device Index in the future. We believe that our business aligns with companies in both indexes. Total return assumes reinvestment of dividends.

Certain Transactions

Our largest beneficial stockholder, Bayer Diagnostics, was also our largest customer and our sole distribution partner prior to our ceasing substantially all operations in March 2004. In 2003 and 2002, approximately 98% and 94%, respectively, of our total product revenues were derived from sales to Bayer as our sole distribution partner. In March 2004, we allowed our distribution agreement with Bayer to expire by its terms. Bayer has a contractual right to designate a nominee for election to our Board, but they are not currently exercising that right. Their former designee to our Board, Fran Tuttle, resigned from the Board in October 2003.

In May 2003, we completed a $9.5 million private placement to a group of accredited investors led by Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P. (collectively, the “Camden Funds”), as a result of which the Camden Funds now beneficially owns approximately 10% of our common stock. The investors in this private placement have a contractual right to elect a member to our Board of Directors. Currently, that member is Richard M. Johnston, who is a managing member of the general partner of the Camden Funds. We agreed to and did register the resale of the shares of common stock issuable to the investors in this financing.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock (collectively, “Insiders”), to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of PharmaNetics. Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2003, all Section 16(a) reports were filed on a timely basis, except as follows:

1.	Michael Riddle filed a late Form 4 on January 21, 2003 to report his cancellation of options in connection with the grant of identical options on December 17, 2002 with an extended term; and

2.	John Funkhouser filed a late Form 4 on January 21, 2003 to report his cancellation of options in connection with the grant of identical options on December 17, 2002 with an extended term.

Deadline for Receipt of Shareholder Proposals

Shareholders having proposals that they desire to present at next year’s annual meeting of shareholders should, if they desire that such proposals be included in our Proxy Statement relating to such meeting, submit such proposals in time to be received by us at our principal executive office in Morrisville, North Carolina, not later than December 31, 2004. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs the close attention of interested shareholders to that Rule. In addition, management’s proxy holders will have discretion to vote proxies given to them on any shareholder proposal at next year’s annual meeting of which we do not have notice prior to March 15, 2005. Proposals may be mailed to Secretary, PharmaNetics, Inc., 9401 Globe Center Drive, Suite 140, Morrisville, North Carolina 27560.

Corporate Governance

We have adopted a Code of Business Conduct that is designed to promote the highest standards of ethical conduct by our directors and employees. The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our company’s best interest. In addition, we have adopted a Code of Ethics for our chief executive officer, chief financial officer and controller, or persons performing similar functions for our company.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain, and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.

Shareholder Communications

Shareholders and other interested parties may communicate with our Board by writing to John Funkhouser, our President and Chief Executive Officer, at 9401 Globe Center Drive, Suite 140, Morrisville, North Carolina 27560. Mr. Funkhouser will relay such communications to the Board of Directors.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the Meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

By Order of the Board of Directors

JOHN P. FUNKHOUSER,

President and Chief Executive Officer

PHARMANETICS, INC.

This Proxy is Solicited on Behalf of the Board of Directors of the Company.

PROXY

9401 Globe Center Drive

Morrisville, North Carolina 27560

PROXY FOR ANNUAL METING OF SHAREHOLDERS

May 27, 2004

The undersigned hereby appoints John P. Funkhouser, as proxy, with full power of substitution, and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock of PharmaNetics, Inc., a North Carolina corporation (the “Company”), held of record by the undersigned on April 8, 2004, at the Annual Meeting of Shareholders to be held at 9401 Globe Center Drive, Morrisville, North Carolina, on Thursday, May 27, 2004, at 10:30 a.m., or at any adjournment(s) thereof. The following proposals to be brought before the meeting are more specifically described in the accompany Proxy Statement.

1.	Election Of Directors:

All holders of common stock or preferred stock may vote on the following four director nominees:

☐	FOR all nominees listed below (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list below.

John P. Funkhouser	John K. Pirotte	James B. Farinholt, Jr.	Stephen R. Puckett

Only the holders of Series B Preferred Stock may vote on the eleciton of Richard M. Johnston as the Series B designee to the Board.

☐	FOR	☐	WITHHOLD AUTHORITY
2,	To ratify the selection of PricewaterhouseCoopers LLP as our auditors for the fiscal year ending December 31, 2004.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

☐	GRANT AUTHORITY	☐	WITHHOLD AUTHORITY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED ABOVE, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY WITH RESPECT TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SHAREHOLDERS AT THE MEETING.

Please date and sign exactly as name appears on your stock certificate. Joint owners should each sign personally. Trustees, custodians, execution and others signing in a representative capacity should indicate the capacity in which they sign.

Dated: ,2004

Signature

Signature if held jointly

Please mark, sign, date and return this proxy card promptly using the enclosed envelope, whether or not you plan to be present at the meeting. If you attend the meeting, you can vote either in person or by your proxy.